Aflac Incorporated Form S-8
EXHIBIT 15.1
KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308
August 11, 2009
Aflac Incorporated
Columbus, Georgia
Re: Registration Statement on Form S-8
          With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 8, 2009 and August 7, 2009, related to our reviews of interim financial information.
          Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Atlanta, Georgia
EXH 15.1-1